Ruffa & Ruffa, P.C. Letterhead

The Board of Directors
Vinyl Products, Inc.
2210 South Ritchey Street
Santa Ana, California 92705

Re:        Registration Statement on Form S-1

We have acted as counsel for Vinyl Products, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-1 (Registration No. 333-158254, the “Registration Statement”).  The Registration Statement relates to the offer and sale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”), of up to 1,192,200 shares of common stock, par value $0.0001 (the “Common Stock”), of the Company, which consists of 1,063,200 shares of Common Stock (the “Shares”) and 129,000 shares of Common Stock that are subject to issuance upon the exercise of certain outstanding options to purchase Common Stock (the “Option Shares”).

In acting as counsel to the Company, we have examined originals or copies, certified to our satisfaction, of such documents, corporate records and other instruments, as we have deemed necessary.  In addition, we have examined such books and records of the Company, as in our judgment, is necessary or appropriate to enable us to render the opinions expressed below.

We assume for purposes of this opinion that the Option Shares will be issued in accordance with the exercise provisions of the Options, as described in the prospectus, which forms a part of the Registration Statement.

We are providing this opinion to you in accordance with Item 601(b)(5) of Regulation S-K promulgated under the Securities Act for filing as Exhibit 5.1 to the Registration Statement.  We are opining herein only as to the effect of the federal laws of the United States and the General Corporation Law of the State of Nevada, including the statutory provisions and all applicable provisions of the Nevada Constitution and the reported judicial cases interpreting those laws currently in effect, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

Based upon the foregoing, it is our opinion that Shares are duly authorized, legally and validly issued, fully paid and nonassessable, and the Option Shares, when issued in accordance with the exercise provisions of such Options, as described in the prospectus, which forms a part of the Registration Statement, will be duly authorized and legally issued by the Company and fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and the use of our name in the Registration Statement and the prospectus.  By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement or the prospectus, within the meaning of the term “expert,” as used in Section 11 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

Dated: September 18, 2009	/s/ Ruffa & Ruffa, P.C.
Ruffa & Ruffa, P.C.